Exhibit 10.35

Schedule of 2007 Bonus for Chairman

          On February 5, 2008, the Compensation Committee of the Board of Trustees of the Company met and approved a discretionary bonus for Alvin E. Kite, Jr., the Company’s chairman, in the amount of $150,000 payable in restricted common shares of the Company, which will vest ratably over three years.